FOR IMMEDIATE RELEASE

Sport Supply Group Amends Revolving Credit Facility To Repurchase Up To $15.0 Million of
Outstanding Convertible Subordinated Debentures

Dallas, Texas, August 1, 2008 — Sport Supply Group, Inc. (NASDAQ: RBI) announced today that it amended its revolving credit agreement to permit the repurchase of up to $15.0 million of its senior subordinated convertible bonds due November 2009. The Board of Directors has authorized management to repurchase the bonds at levels management deems appropriate should the bonds become available for sale on the open market. To date, approximately $1.5 million of the bonds have been repurchased by the Company, leaving approximately $48.5 million outstanding.

Adam Blumenfeld, Chairman and CEO stated: “During Fiscal 2008 (ended June 30, 2008), Sport Supply Group produced cash flow from operations totaling approximately $23.0 Million (unaudited), leaving the Company with cash on-hand of more than $20.0 Million as of June 30, 2008, and nothing drawn against its existing credit facility. This operating strength and associated balance sheet strength has put Sport Supply Group in position to consider the early retirement of our bonds should the opportunity arise. The strength of our balance sheet and credit facility puts the Company in prime position to react quickly to other opportunities as well, including repurchasing common shares and / or pursuing acquisition targets. We see this financial flexibility as a considerable advantage in our marketplace and intend to use it appropriately as conditions merit.”

Sport Supply Group Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 person telesales team, 160 direct sales professionals, and a family of company-controlled websites.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Sport Supply Group’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Sport Supply Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Sport Supply Group’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Sport Supply Group is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:

Sport Supply Group, Inc., Dallas

John Pitts, CFO 972-243-8100